Exhibit 99.1

NEWS RELEASE

HECLA REPORTS STRONG PRODUCTION AND CASH GENERATION

Reduced borrowing under revolving credit facility by $150 million

FOR IMMEDIATE RELEASE

July 10, 2020

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results and its cash position at the end of the second quarter as well as a new investment by Investissement Quebec.¹

HIGHLIGHTS

●	All five mines in operation (Casa Berardi and San Sebastian were subjected to government-mandated shutdowns of 3 and 4 weeks, respectively in the quarter).
●	Silver production of 3.4 million ounces, and gold production of 59,982 ounces.
●	Silver equivalent production of 12.5 million ounces or gold equivalent production of 119,037 ounces.[2]
●	Reduced borrowing under revolving credit facility from $200 million to $50 million.
●	Cash position of approximately $76 million.
●

In the third quarter, to enable open market purchasing of some existing 7.25% coupon bonds and fund Casa Berardi’s capital expenditures, Hecla is issuing C$50 million (US$36.8 million) of senior unsecured notes to Investissement Quebec with a five-year maturity yielding 5.74%.

“Our quick actions at the beginning of the pandemic minimized impact on our operations and finances, so production and cash flow generation were strong this quarter,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Because U.S. mines are essential businesses and the other two mines returned to production in the quarter, we increased production and internally generated cash flow. This performance has allowed us to substantially reduce our revolving line of credit which we expect to be fully repaid by year end. Hecla produces one third of all the silver in the U.S., giving investors unique exposure to what we believe will be higher silver prices in the future.”

“Today’s announcement of the investment by Investissement Quebec is another example of why Quebec is one of the leading mining jurisdictions in the world. We are happy to have the province investing in five-year notes to fund Casa Berardi capital expenditures and replace existing bonds,” Mr. Baker continued.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the second quarter as follows: $16.33 for Ag, $1,711 for Au, $0.76 for Pb, and $0.89 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Performance Against 2020 Production Outlook
	Silver (Moz)				Gold (Koz)
	Greens Creek	Lucky Friday	San Sebastian	Total	Greens Creek	Casa Berardi	Nevada	San S ebastian	Total
2020 Outlook	8.9-9.3	1.4-1.8	0.6-0.8	10.9-11.8	46-48	119-124	24-29	6-7	195-208
First Half 2020	5.5	0.6	0.5	6.6	25	58	32	4	119

Greens Creek exceeded expectations in the first half of the year due to higher grades. Lucky Friday is expected to increase production in the second half under the planned ramp-up to full throughput. San Sebastian production is as expected and should cease in the third quarter. Nevada has exceeded expectations due to higher grades but has limited non-refractory ore in the third quarter. Currently there is no estimate for the bulk sample production of refractory ore. Casa Berardi is expected to have higher production later in 2020 due to more high-grade underground production from the East Mine. Production outlook is unchanged at this time.

Greens Creek

At the Greens Creek mine, 2.7 million ounces of silver and 13,104 ounces of gold were produced. Higher silver production compared to the second quarter of 2019, was due to higher ore grades as a result of mine sequencing. The mill operated at an average of 2,366 tons per day (tpd).

Operations at Greens Creek continue strongly, with the mine quickly implementing a 14-day quarantine for all visitors to Admiralty Island, where the mine is located. This has helped protect the workforce from the potential spread of the COVID-19 virus, and with the addition of strict testing protocols the mine has now reduced the quarantine period to 7 days. This is expected to reduce the cost associated with protecting the workforce as well as reducing workforce stress.

Casa Berardi

At the Casa Berardi mine, 30,756 ounces of gold were produced, including 5,681 ounces from the East Mine Crown Pillar pit. The mine restarted operations on April 15 after the Government-mandated shutdown of operations due to COVID-19. The decrease in gold ounces compared to the second quarter of 2019 was expected due to the shutdown. The project to optimize the mill operations is making progress on many fronts and results are expected over the coming several quarters. The mill operated at an average of 3,595 tpd.

San Sebastian

At the San Sebastian mine, 0.2 million ounces of silver and 1,331 ounces of gold were produced. The mill restarted on May 29 and the mine on June 6 after a Government-mandated shutdown of operations due to COVID-19. Silver and gold production were lower compared to the second quarter of 2019 due to lower ore grades, as well as the shutdown. Mining of oxide material is expected to be completed in the third quarter and milling in the fourth quarter of 2020. The Company continues to assess the viability of mining the sulfide Hugh Zone. The mill operated at an average of 528 tpd.

Nevada Operations

At the Nevada operations, 14,791 ounces of gold and 15,988 ounces of silver were produced. Mining of non-refractory ore is expected to be completed in the third quarter. Mining of refractory ore for the bulk sample test is expected to continue through the remainder of 2020. Ore was processed at an average of 117 tpd.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

Lucky Friday

At the Lucky Friday mine, 469,537 ounces of silver were produced in the quarter. The mine has continued normal operations during the pandemic, with the ramp-up proceeding as planned. The #2 shaft hoist upgrade project is proceeding on schedule. The mine is expected to reach its full tonnage throughput rate by the end of the year.

Financing

On July 9, issued C$50 million (US$36.8 million) senior unsecured notes with a five-year maturity bearing a coupon of 6.5% to Investissement Quebec. The notes were issued at a premium of 103.65%, implying an effective annual yield of 5.74% and an aggregate principal amount to be repaid of C$48.2 million. The notes will be issued in four installments of C$12.5 million (US$9.205 million based on current exchange rate) on July 9, August 9, September 9, and October 9, 2020. Proceeds to be used for general corporate purposes, including open market purchases of the Company’s 7.25% notes due 2028 and capital expenditures at Casa Berardi.

PRODUCTION SUMMARY

	Second Quarter Ended			Six Months Ended
	June 30, 2020	June 30, 2019		June 30, 2020	June 30, 2019
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	3,403,781	3,018,765	13%	6,649,249	5,941,896	12%
Gold	59,982	60,768	(1)%	118,774	120,789	(2)%
Lead[1]	8,978	5,515	63%	14,870	11,299	32%
Zinc	17,856	13,315	34%	30,703	27,259	13%
Greens Creek - Silver	2,753,919	2,372,270	16%	5,529,626	4,605,017	20%
Greens Creek - Gold	13,104	13,257	(1)%	25,377	27,585	(8)%
Lucky Friday - Silver[1]	469,537	127,147	269%	565,284	300,774	88%
San Sebastian - Silver	158,842	463,735	(66)%	505,467	904,814	(44)%
San Sebastian - Gold	1,331	3,547	(63)%	4,133	7,077	(42)%
Casa Berardi - Gold[2]	30,756	31,270	(2)%	57,508	63,069	(9)%
Nevada Operations - Silver (oz)	15,988	49,449	(68)%	37,443	116,887	(68)%
Nevada Operations - Gold (oz)	14,791	12,694	17%	31,756	23,058	38%

(1)	Union workers at Lucky Friday were on strike in 2019.
(2)	Casa Berardi also produced 5,495 ounces of silver in the second quarter 2020 compared to 6,164 ounces of silver for second quarter 2019.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Quebec and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada, and Mexico.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, (i) estimates of silver production for the second quarter of 2020 on a consolidated basis and at each of the Greens Creek, Lucky Friday, San Sebastian, and Nevada Operations mines; second quarter of 2020 gold production at Casa Berardi and Nevada operations; (iii) quarter-end cash position and revolver draw-down; (iv) expectations to fully repay revolving line of credit by year end and (v) expectations for higher silver prices in the future and higher grades at Casa Berardi in the second half of the year. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4